UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2026

SPHERE ENTERTAINMENT CO.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-39245	84-3755666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (725) 258-0001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	SPHR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Certain Relationships and Potential Conflicts of Interest

Following the distribution by MSG Knickerbockers Corp. (formerly Madison Square Garden Sports Corp. and referred to herein as “MSG Knickerbockers”) of all of the issued and outstanding shares of the common stock of MSG Rangers Corp. (formerly MSGS Spinco, Inc. and referred to herein as “MSG Rangers”) to its stockholders (the “MSG Rangers Distribution”), there are, and may in the future be, overlaps between certain officers of Sphere Entertainment Co. (the “Company”), on the one hand, and Madison Square Garden Entertainment Corp. (“MSG Entertainment”), MSG Knickerbockers, MSG Rangers or AMC Global Media Inc. (“AMC Global Media”), on the other hand. The Company’s Executive Chairman and Chief Executive Officer, James L. Dolan, also serves as the Executive Chairman and Chief Executive Officer of MSG Entertainment, MSG Knickerbockers and MSG Rangers and as Non-Executive Chairman of AMC Global Media. Furthermore, eight of the Company’s directors also serve as directors of MSG Entertainment, nine of our directors also serve as directors of MSG Knickerbockers, five of our directors also serve as directors of MSG Rangers and six of our directors also serve as directors of AMC Global Media. Kristin A. Dolan serves as Chief Executive Officer of AMC Global Media and on the board of directors of AMC Global Media and MSG Rangers concurrently with her service on the Company’s Board. In addition, (i) David Granville-Smith, the Company’s Executive Vice President, also serves as Executive Vice President of MSG Knickerbockers, MSG Rangers and AMC Global Media and (ii) Allen Lo, the Company’s Executive Vice President and Chief Legal Officer, also serves as Executive Vice President and Chief Legal Officer of MSG Entertainment.

The overlapping directors and officers may have actual or apparent conflicts of interest with respect to matters involving or affecting the Company, on the one hand, and MSG Entertainment, MSG Knickerbockers, MSG Rangers or AMC Global Media, on the other hand. For example, there will be the potential for a conflict of interest when the Company or MSG Entertainment, MSG Knickerbockers, MSG Rangers or AMC Global Media look at certain acquisitions and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between MSG Entertainment, MSG Knickerbockers, MSG Rangers or AMC Global Media, on the one hand, and the Company, on the other hand. In addition, certain of the Company’s officers and directors own MSG Entertainment, MSG Knickerbockers, MSG Rangers and/or AMC Global Media stock, restricted stock units, performance stock units, stock options and/or performance stock options. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for the Company, MSG Entertainment, MSG Knickerbockers, MSG Rangers or AMC Global Media.

Certain provisions of the Company’s articles of incorporation (the “Overlap Provisions”) acknowledge that directors and officers of the Company may also be serving as directors, officers, employees or agents of MSG Knickerbockers, MSG Entertainment or AMC Global Media (together, the “Overlap Persons”), and that the Company may engage in material business transactions with such entities and provides that no Overlap Person will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of restricted corporate opportunities set forth in the Overlap Provisions, provided that the Company is directly engaged in such business at the relevant time) to MSG Knickerbockers, MSG Entertainment or AMC Global Media instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. The Overlap Provisions also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and MSG Knickerbockers, MSG Entertainment or AMC Global Media and, to the fullest extent permitted by law, provide that the actions of the Overlap Persons in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders.

As a result of the MSG Rangers Distribution, the Board has adopted an overlap policy to extend the foregoing provisions to directors and officers of the Company who serve as directors, officers, employees or agents of MSG Rangers or its subsidiaries.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERE ENTERTAINMENT CO.
(Registrant)

Date: October 27, 2026	By:	/s/ Mark Cresitello
	Name:	Mark Cresitello
	Title:	Senior Vice President, Deputy General Counsel and Secretary